Exhibit 99.1

ZILA	NEWS
5227 North 7th Street Phoenix, Arizona 85014 (602) 266-6700 Fax (602) 234-2264 www.zila.com
For Immediate Release
Zila CEO Establishes 105b-1 to Purchase Shares
PHOENIX – December 13, 2005 – Douglas D. Burkett, PhD, Chairman, Chief Executive Officer, and President of Zila, Inc., (Nasdaq: ZILA), announced that he has established a Rule 10b5-1 Plan and will acquire Zila common stock pursuant to the Zila Employee Stock Purchase Plan. He is committing 10% of his net income in calendar 2006 toward the purchase of Zila shares.
The SEC’s Rule 10b-1 allows directors, officers and other key employees with access to material non-public information (inside information) about their company and its securities to enter into a pre-established written trading plan to buy or sell securities.
About Zila
Zila, Inc., headquartered in Phoenix, is an innovator in preventative healthcare technologies and products, focusing on enhanced body defense and the detection of pre-disease states. Zila has three business units:
☐	Zila Biotechnology, a research, development and licensing business specializing in pre-cancer/cancer detection through its patented Zila Tolonium Chloride and OraTest® technologies.

☐	Zila Pharmaceuticals, marketer of products to promote oral health and prevent oral disease, including ViziLite® Plus oral lesion identification kits and Peridex® prescription periodontal rinse.

☐	Zila Nutraceuticals, manufacturer and marketer of Ester-C® and Ester-E™, branded, highly effective forms of Advanced Protection vitamins C and E.
For more information about Zila, visit www.zila.com.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, margins, profitability, cash flows and capital needs, the ability of the Company to maintain required cash flows and cash availability to implement its business plan and appreciation in the market value of Zila’s common stock. Such factors include, but are not limited to: increased competition from current competitors and new market entrants; the Company’s ability to maintain, expand, or in certain cases, regain distribution within new or existing channels of trade for its products and changes in positions currently taken by regulators. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Report on Form 10-K for its fiscal year ended July 31, 2005, filed with the Securities and Exchange Commission.

CONTACT:	Zila, Inc.
Andrew A. Stevens, 602-266-6700
or
Investor Relations:
Investor Relations Group
Dian Griesel/John Nesbett/Antima “Taz” Sadhukhan
212-825-3210
or
Media:
Investor Relations Group
Judy Katz/Kevin Murphy
212-825-3210